Exhibit 10.6

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is made as of August 3, 2012 by and among Capstone Therapeutics Corp., a Delaware corporation (“Capstone”), LipimetiX Development, LLC, a Delaware limited liability company (the “Company”), each individually a “Party,” and collectively the “Parties,” and Wells Fargo Bank, National Association, a national banking association, as Escrow Agent (the “Escrow Agent”).

RECITALS

WHEREAS, Capstone and LipimetiX, LLC, a Delaware limited liability company (“LipimetiX”) have formed the Company to develop a family of Apo E Mimetic molecules, including AEM-28 and AEM-18 and their analogs (collectively, “AEM-28”) for the treatment of homozygous familial hypercholesterolemia and severe refractory hypercholesterolemia.

WHEREAS, in connection with the foregoing, Capstone, the Company and LipimetiX and its members are entering into a Contribution Agreement of even date herewith (the “Contribution Agreement”), under the terms of which, LipimetiX and Capstone are making certain contributions to the Company in exchange for their respective membership interests in the Company.

WHEREAS, the total amount of Capstone's contribution to the Company under the Contribution Agreement is $6,000,000, of which $3,300,000 shall be paid directly to the Company as of the date hereof, and $2,700,000 shall be placed into escrow to be disbursed pursuant to the terms of this Agreement.

WHEREAS, the Company and Capstone desire to establish an escrow account with the Escrow Agent in accordance with the terms and conditions of this Agreement, and the Escrow Agent is willing to act as escrow agent in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Contribution Agreement.  The following terms shall have the following meanings when used herein:

“Escrow Funds” means the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

“IND” means an Investigational New Drug Application filed with the U.S. Food and Drug Administration to begin clinical trials of a new drug.

“Joint Written Direction” means a written direction executed by the Company and Capstone to take or refrain from taking an action pursuant to this Agreement.

“LLC Agreement” means the Limited Liability Company Operating Agreement of the Company, dated as of August 3, 2012, as it may be amended from time to time.

2. Appointment of and Acceptance by Escrow Agent.  The Company and Capstone hereby appoint Escrow Agent to serve as escrow agent hereunder.  Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Agreement.

3. Deposit of Escrow Funds.  Simultaneously with the execution and delivery of this Agreement, Capstone will transfer to Escrow Agent the Escrow Funds in the amount of Two Million Seven Hundred Thousand Dollars ($2,700,000), by wire transfer of immediately available funds, to the account (“Accounts”) of Escrow Agent set forth below:

Financial Institution:	Wells Fargo Bank, N.A. 420 Montgomery St San Francisco, Ca 94163
ABA Routing Number:	121000248
Account Number:	0001038377
Account Name:	Corp Trust Clearing
For Further Credit to:	SEI# 48138700, Capstone Therapeutics/LipimetiX Devel -Escrow Acct
Attn:	Kheang Tan, (213) 614-4117

4. Disbursements of Escrow Funds.  Escrow Agent shall disburse the Escrow Funds as follows:

a. Upon receipt of written notice from the Company executed by an authorized representative of the Company, as listed on Exhibit B-2 hereto, to Escrow Agent and Capstone of an allowance by the FDA of an IND for AEM-28 which will allow the Company to pursue human clinical trials for the treatment of severe refractory hypercholesterolemia, which notice directs Escrow Agent to disburse the Escrow Funds, Escrow Agent shall disburse the Escrow Funds to the Company in their entirety following receipt of such notice.

b. Upon receipt of a Joint Written Direction directing Escrow Agent to disburse all or a part of the Escrow Funds to the Company, the Escrow Agent shall disburse to the Company that portion of the Escrow Funds that Escrow Agent is directed to disburse under such Joint Written Direction.

c. Upon receipt of a Joint Written Direction directing Escrow Agent to disburse all or part of the Escrow Funds to Capstone, the Escrow Agent shall disburse to Capstone that portion of the Escrow Funds that Escrow Agent is directed to disburse under such Joint Written Direction.

d.  Upon receipt of written notice from either the Company or Capstone of the occurrence of any event of dissolution, as listed in Section 9.01 of the LLC Agreement, which notice directs Escrow Agent to disburse the Escrow Funds to Capstone, the Escrow Agent shall disburse the Escrow Funds in their entirety to Capstone on the (11th) eleventh day following receipt of such notice; provided that neither Capstone (if the notice of dissolution was given by the Company) nor the Company (if the notice of dissolution was given by Capstone) delivers a written objection to the Company and the Escrow Agent of such disbursement (a "Dispute Notice") within 10 calendar days following receipt of such written notice; in which case Escrow Agent shall adhere to Section 5 of this Agreement.

5. Dispute Resolution.  If Escrow Agent receives a timely Dispute Notice, Escrow Agent shall not disburse any portion of the Escrow Funds that is the subject of the Dispute Notice until Escrow Agent receives either (i) a Joint Written Direction authorizing the release of the portion of the Escrow Funds that is agreed upon as the amount disbursable in respect of the Dispute Notice or (ii) a final and non-appealable order of any court of competent jurisdiction or a final non-appealable arbitration decision directing the release of the portion of the Escrow Funds that is determined to be the amount disbursable in respect of the Dispute Notice.

6. Investment of Funds.

a. As directed in writing by Capstone, Escrow Agent shall invest or reinvest the Escrow Funds, without distinction between principal and income, in short-term obligations of the U.S. government or in certificates of deposit issued by a bank or trust company having combined capital and surplus of at least $1.0 billion, or in short-term money market instruments, or in such other manner as the parties hereto may agree.  In the absence of written instruction from Capstone, the Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Funds and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by Capstone.  The Parties acknowledge that they have received, reviewed and understand Agency and Custody Account Direction for Cash Balances attached hereto as Exhibit A.  Each of the foregoing investments shall be made in the name of Escrow Agent.

b. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the Company and Capstone, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder.  All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds.  Escrow Agent shall not be liable or responsible for loss in the value of any investment made in compliance with this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds.  It is hereby acknowledged that Escrow Agent shall not be required to maximize the investment return on the Escrow Funds during the term of this Agreement.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

7. Resignation of Escrow Agent.  Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to the Company and Capstone specifying a date when such resignation shall take effect.  Upon any such notice of resignation, the Company and Capstone jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation.  The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.  After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.  Any corporation or association into which Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of Escrow Agent’s corporate trust line of business may be transferred, shall be Escrow Agent under this Agreement without further act.

8. Liability of Escrow Agent.  Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied.  Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement.  Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Company or Capstone.  Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.  Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same.  In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

9. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Agreement.

10. Indemnification of Escrow Agent.  From and at all times after the date of this Agreement, the Company and Capstone, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability resulting solely from the gross negligence or willful misconduct of such Indemnified Party.  Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it.  The obligations of the Company and Capstone under this Section 10 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

11. Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, other than as provided in Section 5, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Funds until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Funds, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Funds, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

12. Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

13. Fees and Expenses of Escrow Agent.  Capstone shall compensate Escrow Agent for its services hereunder as stated in the fee schedule attached hereto as Exhibit C.  In addition, Capstone shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like.  All of the compensation and reimbursement obligations set forth in this Section 13 shall be payable by Capstone upon demand by Escrow Agent.  The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Funds with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Funds.  The obligations of Capstone under this Section 13 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

14. Tax Reporting and Withholding.

a. The parties agree that, for tax reporting purposes, the interest and other income earned from the investment of Escrow Funds shall be treated as realized by the Company for tax purposes.  Escrow Agent shall be entitled to deduct and withhold from any earnings described in this Section 14 such amounts as are required by applicable law and file with the appropriate tax authorities the applicable information returns with respect thereto.

b. Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request.   The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Funds.

c. To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Funds, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Funds.  The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 14(c) is in addition to the indemnification provided in Section 10 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

15. Consent to Jurisdiction and Venue.  In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that a U.S. District Court in Arizona shall have the sole and exclusive jurisdiction.  If such court lacks federal subject matter jurisdiction, the parties agree that the state courts of the state of Arizona shall have sole and exclusive jurisdiction.  Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue.  The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

16. Notice.  Any notices, statements, affidavits or other communications required or permitted hereunder shall be in writing and shall be deemed given, filed, delivered and received: (a) when delivered, if delivered personally, (b) three (3) days after mailing, if mailed by registered or certified mail, return receipt requested and postage prepaid, (c) on the next business day after delivery to a private courier service with overnight delivery requested, if delivered to such a private courier service providing documented overnight service, or (d) on the date received if transmitted by facsimile with confirmation back prior to 5:00 p.m. Arizona Time (and confirmation back on the next business day if transmitted after 5:00 p.m. Arizona Time), in each case addressed as follows:

(a)	If to Escrow Agent: Wells Fargo Bank, N.A. Corporate, Municipal and Escrow Solutions MAC: 2818-176 Los Angeles, CA 90017 Attention: Kheang Tan Facsimile: (213) 614-3306 Phone: (213) 614-4117
(b)	If to the Company: LipimetiX Development, LLC 50 Lands End Lane Sudbury, MA 01776 Attention: Dennis I. Goldberg, Ph.D. Facsimile: 978-443-2364 Phone: 978-261-5467
With copies to: Capstone Therapeutics Corp. 1275 West Washington Street Tempe, Arizona 85281 Attention: John M. Holliman, III, Executive Chairman Facsimile: 480-907-1113 Phone: 602-286-5414
(c)	If to Capstone: Capstone Therapeutics Corp. 1275 West Washington Street Tempe, Arizona 85281 Attention: John M. Holliman, III, Executive Chairman Facsimile: 480-907-1113 Phone: 602-286-5414

With a copy to: Quarles & Brady LLP 2 North Central Avenue Phoenix, Arizona 85004 Attention: Steven P. Emerick, Esq. Facsimile: 602-417-2980 Phone: 602-230-5517

or to such other address as the recipient party has specified by prior written notice to the sending party (which change of address notice will be deemed to have been given, delivered and received upon actual receipt thereof by the recipient party).  Copies of each notice hereunder shall be delivered to each party hereto.  In the event that any action or performance shall be due hereunder on a Saturday, Sunday or any legal holiday observed in Phoenix, Arizona, the time for such action or performance shall be extended until the end of the next business day.

17. Amendment or Waiver.  This Agreement may be changed, waived, discharged or terminated only by a writing signed by the Company, Capstone and Escrow Agent.  No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver.  A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

18. Severability.  To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19. Governing Law.  This Agreement shall be governed as to its validity, interpretation and effect by the laws of the state of Arizona without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

20. Entire Agreement.  This Agreement constitutes the entire agreement between the Parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

21. Binding Effect.  All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Company, Capstone and Escrow Agent.

22. Execution in Counterparts.  This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

23. Termination.  Upon the the disbursement of all Escrow Funds, including any accrued earnings, pursuant to this Agreement under Section 4, this Agreement shall terminate, Escrow Agent shall be released from its obligations hereunder and Escrow Agent shall have no further liability with respect to the Escrow Funds or this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

ESCROW AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION By: __________________________ Name: Kheang Tan Title: Assistant Vice President
LIPIMETIX DEVELOPMENT, LLC By: __________________________ Name: Dennis I. Goldberg Title: Manager
CAPSTONE THERAPEUTICS CORP. By: __________________________ Name: John M. Holliman, III Title: Executive Chairman

EXHIBIT A

Agency and Custody Account Direction
For Cash Balances
Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

The Parties acknowledges that they have received, reviewed and understand Agency and Custody Account Direction for Cash Balances

CAPSTONE THERAPEUTICS CORP.

By:           ____________________
Name:      John M. Holliman
Title:        Executive Chairman

EXHIBIT B-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Capstone Therapeutics Corp. (“Capstone”) and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of Capstone.

Dated:                      the date of this Escrow Agreement,

or as of:  ___________________

Name / Title	Specimen Signature
John M. Holliman, III / Executive Chairman
Les M. Taeger / Senior Vice President and Chief Financial Officer

Escrow Agent shall be authorized to contact the named person(s) below for purposes of verifying/authenticating disbursements and/or payment information:

EXHIBIT B-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of LipimetiX Development, LLC (“Company”) and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of Company.

Dated:                      the date of this Escrow Agreement,

or as of:  ___________________

Name / Title	Specimen Signature
John M. Holliman, III / Manager
Randy Steer / Manager
Dennis I. Goldberg / Manager
Philip M. Friden / Manager
Eric Morrell / Manager
Escrow Agent shall be authorized to contact the named person(s) below for purposes of verifying/authenticating disbursements and/or payment information:

EXHIBIT C

FEES OF ESCROW AGENT
JULY 31, 2012

FEE PROPOSAL FOR ESCROW AGENT SERVICES

Capstone Therapeutics Corp – LipimetiX Development, LLC – Escrow Account

Acceptance fee:	$500.00

Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent – includes examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account.

Escrow agent annual administration fee:	$2,500.00

For ordinary administration services by Escrow Agent – includes daily routine account management; which may include maintenance of accounts on various systems, custody and securities servicing,  monitoring claim notices pursuant to the agreement; disbursement of the funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.  This fee is Payable in advance, and will not be prorated in case of early termination.

Assumptions:

•	Number of Escrow Accounts to be established: One (1)
•	Number of Deposits to Escrow Account: Not more than Two (2)
•	Number of Withdrawals from Escrow Fund: Not more than Six (6)
•	Term of Escrow: Indefinite
•	This fee schedule assumes that balances in the escrow account will be held uninvested, invested in money market funds or a depository account that Wells Fargo has a relationship with
•	All funds will be received from or distributed to a domestic or an approved foreign entity
•	If the account(s) does not open within three (3) months of the date shown above, this proposal will be deemed null and void

Out-of-pocket expenses	At cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client.  Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. These extraordinary services may include, but are not limited to: proxy dissemination/tabulation, customized reporting and/or procedures, required 1099-/1042 tax reporting, electronic account access, etc.  Counsel, accountants, special agents and others will be charged at the actual amount of fees and expenses billed.  There are no charges for indirect out-of- pocket expenses.

This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Wells Fargo undertaking the role of Escrow Agent.  These assumptions are based on information provided to us as of the date of this fee schedule.  Our fee schedule is subject to review and acceptance of the final documents.  Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule

Submitted:  7/31/12